Exhibit 99.1

TRUE RELIGION APPAREL, INC.

For:	True Religion Apparel, Inc.
Michael Buckley, President
(323) 266-3072

Investor Relations
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980
TRUE RELIGION APPAREL NAMES NORDSTROM FINANCE EXECUTIVE
PETER COLLINS AS CHIEF FINANCIAL OFFICER
Los Angeles, California — March 8, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced the appointment of Peter Collins as chief financial officer, succeeding Charles Lesser.
Collins, 42, reports directly to Michael Buckley, president of True Religion. He joins the company after serving as divisional vice president and corporate controller for retailer Nordstrom, Inc. (NYSE: JWN). At Nordstrom, Collins was the principal accounting officer and was responsible for managing a staff of over 100 people in corporate accounting and reporting, tax, and SOX 404 compliance. He worked across departments with investor relations, treasury and internal audit members and successfully directed and implemented the company’s original SOX 404 self-assessment. Collins also brings expertise in international operations from monitoring accounting and finances for the company’s Façonnable business, based primarily in Europe. Nordstrom, which reported revenues of $8.6 billion for the 2006 fiscal year, sells clothes, shoes and accessories through 155 stores located in 27 states.
“We are very excited about Pete coming on board to handle the tremendous growth ahead of us. Pete brings to True Religion a deep understanding of the apparel and retail sector, with more than 21 years of accounting, financial reporting, forecasting and related experience,” Buckley said. “He is an articulate, thoughtful and methodical leader who can translate numbers into business trends. We are impressed by his deep understanding of Sarbanes-Oxley and 404 guidelines, as evidenced by his successfully leading both Nordstrom and Albertson’s through their implementation processes.
“Pete’s experience managing the finances of a retailer of Nordstrom’s caliber will be invaluable as we transition to owning and operating our True Religion stores globally and closer to our long-term goal of a
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True Religion Apparel, Inc.
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business with a balance of 45% wholesale, 45% retail, and 10% licensing,” Buckley said. “We believe Pete can be counted on to bring best-in-class disciplines and team leadership to his new role at True Religion and look forward to his contributions to the team.”
Prior to joining Nordstrom in April 2004, Collins served in various financial roles with Albertson’s, Inc. since July 2002, most recently as group vice president and controller. At Albertson’s, Collins supervised corporate accounting and reporting, affected Sarbanes-Oxley financial controls and directed the Oracle Financials project team through two phases of implementation. Collins began his career with Arthur Andersen and was a partner from 1998 to 2002. He is a certified public accountant and holds a bachelor’s degree in accounting from Santa Clara University.
“On behalf of our board and management team, we thank Charles Lesser for his years of contributions and dedication as our chief financial executive,” said Jeff Lubell, chairman and chief executive officer. “Charles helped guide True Religion in its transition to public company status. Charles will serve as a consultant to the company handling special projects through September 2007.”
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium global lifestyle brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit, may be found in premier department stores and boutiques in 50 countries including the United States, Canada, Germany, United Kingdom, France, Spain, Scandinavia, Greece, Italy, Mexico, South America, Australia, South Africa, the Middle East, Korea, Japan, and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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